Exhibit 99.1

                                                Media Contact:

                                                Gordon R. Manuel
                                                Director - Government Affairs
                                                864-282-9448

                                                Analyst Contact:
                                                Duane A. Owens
                                                Director, Finance and
                                                Investor Relations
                                                864-282-9488


FOR IMMEDIATE RELEASE
THURSDAY, SEPTEMBER 22, 2005

                  BOWATER ELECTS RUTH R. HARKIN DIRECTOR

GREENVILLE, SC - The Board of Directors of Bowater Incorporated (NYSE: BOW) has elected Ruth R. Harkin to the company's Board. Ms. Harkin recently retired from United Technologies Corporation where she served as Senior Vice President, International Affairs and Government Relations since 1997. Previously she was President and Chief Executive Officer of the Overseas Private Investment Corporation.

         Bowater Incorporated, headquartered in Greenville, SC, is a leading producer of newsprint and coated mechanical papers. In addition, the company makes uncoated mechanical papers, bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 12 North American sawmills that produce softwood lumber. Bowater also operates two facilities that convert a mechanical base sheet to coated products. Bowater's operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and 30 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, the Pacific Exchange and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX).


                                      # # #